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                                                                     Exhibit 5.1

                               Alston & Bird LLP

                              One Atlantic Center
                          1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                 404-881-7000
                               Fax: 404-881-4777
                                www.alston.com

                               November 5, 1997


Physician Sales & Service, Inc.
4345 Southpoint Boulevard
Jacksonville, Florida  32216

          Re: Physician Sales & Service, Inc. -- Registration Statement on Form S-4 with respect to 8-1/2% Senior Subordinated Notes due 2007 in exchange for 8-1/2% Senior Subordinated Notes Due 2007, which have been registered under the Securities Act of 1933, as amended

Gentlemen:

          We have acted as counsel to Physician Sales & Service, Inc., a Florida corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of $125,000,000 aggregate principal amount of 8-1/2% Senior Subordinated Notes due 2007 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement"). The Exchange Notes will be issued pursuant to the terms of the Indenture, dated October 7, 1997, between the Company and SunTrust Bank, Central Florida, National Association ("SunTrust"), as trustee (the "Indenture"), in exchange for (the "Exchange Offer") the identical principal amount of any and all of the Company's outstanding 8-1/2% Senior Subordinated Notes due 2007, which are not registered under the Securities Act of 1933, as amended (the "Private Notes").

          In connection with the foregoing, we have examined the Company's Articles of Incorporation and Bylaws, the corporate proceedings taken by the Company to authorize the offering, sale and issuance of the Private Notes and the Exchange Notes, the Indenture (including the form of the Exchange Notes), and the Registration Statement. We also have examined and relied upon such other records, documents and other instruments in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth.
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          Based on the foregoing, we are of the opinion that the Exchange Notes and the Guarantees thereof have been duly authorized and, when issued and exchanged for the Private Notes in accordance with the terms of the Exchange Offer described in the Prospectus included in the Registration Statement, will be validly issued and binding obligations of the Company and the Guarantors.

          We are licensed to practice law in the State of Georgia and before the federal courts having jurisdiction in Georgia, and we express no opinion with respect to the laws of any jurisdiction other than the State of Georgia, the State of Florida, the State of New York and the federal laws of the United States of America. As to matters of Florida law and certain matters of New York law, we have relied solely on the opinions of local counsel.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                            Sincerely,

                            ALSTON & BIRD LLP


                            BY:  /s/ J. Vaughan Curtis
                                ------------------------------
                                J. Vaughan Curtis, A Partner

JVC:sac

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